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                                                                    EXHIBIT 99.4


                           THINK SYSTEMS CORPORATION

                             INCENTIVE STOCK OPTION



                 1. Option. For valuable consideration, receipt of which is hereby acknowledged, THINK SYSTEMS CORPORATION, a New Jersey corporation (the "Company"), hereby grants pursuant to the THINK SYSTEMS CORPORATION 1996 Incentive Stock Option Plan (the "Plan") to the undersigned (the "Optionee"), the right and option (the "Option") to purchase from the Company, subject to the terms and conditions hereof, the number of shares (the "Optioned Shares") of the Company's Common Stock, no par value (the "Common Stock"), at a price per share (the "Option Price") as designated on Schedule A hereto.

                 2. Terms of Exercise. The Option shall vest on an annual basis, pro rata, over five years on the anniversary of the Commencement Date (as hereinafter defined) in accordance with the following schedule:

Cumulative % of Optioned Shares Vested                       Anniversary of "Commencement Date"
--------------------------------------                       ----------------------------------
             20%                                                            First
             40%                                                            Second
             60%                                                            Third
             80%                                                            Fourth
             100%                                                           Fifth

The "Commencement Date" means the date designated as such in Schedule A hereto. Except as otherwise provided in this Agreement, the Option may only be exercised as to vested Optioned Shares. No Option shall be exercised as to fewer than 100 shares of Common Stock or, if less, the total number of shares of Common Stock remaining unexercised under the Option, and no Option shall be exercisable with respect to any shares later than ten years after the date the Option is granted.

                 3. Notice of Exercise and Payment. An Option shall be exercisable only by delivery of a written notice to the Company's Treasurer specifying the number of shares of Common Stock for which the Option is being exercised. If the shares of Common Stock acquired upon exercise of an Option are not at the time of exercise effectively registered under the Securities Act, the Optionee shall provide to the Company, as a condition to the Optionee's exercise of the Option, a letter, in form and substance satisfactory to the Company, to the effect that the shares are being purchased for the Optionee's own account for investment and not with a view to distribution or resale, and to such other effects as the Company deems necessary or appropriate to
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comply with federal and applicable state securities laws.  Payment shall be made in full at the time the Option is exercised.  Payment shall be made by:

                               (i)         cash;

                              (ii)         delivery and assignment to the
                          Company of shares of Common Stock owned by the Optionee;

                             (iii)         delivery of a statement to the
                          Company directing the Company to withhold so many of the shares of Common Stock that would otherwise have been delivered upon the exercise of the Option as equals the number of shares of Common Stock that would have been transferred to the Company if the purchase price had been paid with shares of Common Stock owned by the Optionee;

                              (iv)         a combination of (i), (ii), and
                          (iii); or

                               (v)         delivery of a written exercise
                          notice, including irrevocable instructions to the Company to deliver the stock certificates issuable upon exercise of the Option directly to a broker named in the notice that has agreed to participate in a "cashless" exercise on behalf of the Optionee;

except that payment pursuant to subparagraphs (ii) through (v) above shall be permitted only if the shares of Common Stock of the Company are "Publicly Traded." "Publicly Traded" shall mean the Common Stock of the Company is listed or admitted to unlisted trading privileges on a national securities exchange or as to which sales or bid and offer quotations are reported in the automated quotation system ("NASDAQ") by the National Association of Securities Dealers Inc. ("NASD").

                 Upon the Optionee's satisfaction of all conditions required for the exercise of the Option and payment in full of the purchase price for the shares being acquired, the Company shall, within a reasonable period of time following such exercise, deliver a certificate representing the shares of Common Stock so acquired; provided, that the Company may postpone issuance and delivery of shares upon any exercise of an Option to the extent necessary or advisable to comply with applicable exchange listing requirements, NASD requirements, or federal or state securities laws.

                 4. Nontransferability of Option. No Option shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by the Optionee (or the Optionee's guardian or legal representative).


                                       2.
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                 5.       Termination of Options.  The Option shall terminate
if the Optionee ceases for any reason to be an employee, as follows:

                               (i) Termination With Consent. If the Optionee ceases to be an employee of the Company or a Subsidiary and at the time of termination the Company consents in writing to the Optionee's exercise of an Option following such termination, then the Optionee may, at any time within a period of 90 days following the date of such termination, exercise such Option to the extent that the Option was exercisable on the date the Optionee ceased to be an employee;

                              (ii) Retirement. If the Optionee ceases to be an employee by reason of retirement at or after age 65, then the Optionee may, at any time within a period of 90 days following the date of such termination, exercise each Option held by the Optionee on such date to the full extent of the Option;

                             (iii) Death or Disability. In the event of the Optionee's death or disability (within the meaning of Code Section 22(e)(3)) either (x) while an employee or (y) while eligible to exercise an Option under subsections (i) or (ii) above, then the Optionee (or the Optionee's legal representative, executor, administrator, or person acquiring an Option by bequest or inheritance) may, at any time within a period of one year following the date of the Optionee's death or commencement of disability, exercise each Option held by the Optionee on such date to the full extent of the Option; and

                              (iv) Other Termination. If the Optionee ceases to be an employee for any reason other than those enumerated in subsections (i) through (iii) above, the Option shall terminate immediately on such termination and may not be exercised thereafter;

provided, however, that no Option may be exercised to any extent by anyone after the date of expiration of the Option's term.

                 6. Adjustment for Changes in Capitalization. Appropriate and equitable adjustment shall be made in the number, kind and option price of shares of Common Stock subject to the Option to give effect to any changes in the outstanding Common Stock by reason of any stock dividend, stock split, stock combination, merger, consolidation, reorganization, recapitalization or any other change in the capital structure of the Company affecting the Common Stock after the date hereof.





                                       3.

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                 7.       Change in Control; Merger, Etc.

                          (1)     Change in Control.  Upon the occurrence of
any of the events listed below, the Option shall become immediately exercisable in full. The events are as follows:

                               (i) The sale by the Company of all or substantially all of its assets, or all or substantially of the assets of its Subsidiaries, taken as a whole;

                              (ii)         Any of the following events, if
                          immediately following such event, a majority of the Directors consists of persons who were not Directors immediately prior to the date of such event;

                                        (a)     the sale of 50% or more of the
                                                outstanding shares of Common
                                                Stock of the Company in a
                                                single transaction or related
                                                series of transactions;

                                        (b)     the consummation of a tender
                                                offer (by a party other than
                                                the Company) for more than
                                                50% of the outstanding shares
                                                of Common Stock of the
                                                Company; or

                                        (c)     subject to subsection (2)
                                                below, the consummation of a
                                                merger or consolidation
                                                involving the Company; or

                             (iii) An election of new Directors if immediately following such election a majority of the Directors consists of persons who were not nominated by the Board or the nominating committee thereof to stand for election as Directors in such election.

                          (2)     Where Company Does Not Survive.  In the event
of a merger or consolidation to which the Company is a party but is not the surviving company, the Committee in its discretion may vote to negate and give no effect to the acceleration of Options pursuant to subsection (1)(ii)(c), but only if and to the extent that an executed agreement of merger or consolidation provides that the Optionee holding such an Option shall receive the same merger consideration as the Optionee would have received as a stockholder of the Company had the exercisability of the Option been accelerated in accordance with subsection (1)(ii)(c) above and had the Optionee, immediately prior to the merger or consolidation, exercised the Option for the full number of shares subject thereto, paid the exercise price in full, and satisfied all other conditions for the exercise of the Option.





                                       4.

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                          (3)     Liquidation or Dissolution.  In the event of
the liquidation or dissolution of the Company, each outstanding Option shall terminate.

                 8. Rights of Optionees. An Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option until the date the Option has been exercised and the full purchase price for such shares has been received by the Company.

                 9. The Plan and Interpretation. The Option is subject to all of the terms and conditions of the Plan (a copy of which has been delivered to Optionee), as amended from time to time. Any question of interpretation or application of the terms of this Option or the Plan shall be determined by the Board, and the determination of the Board shall be final and binding for all purposes upon the Optionee and upon any person claiming by, through or under the Optionee.

                 10. Limitations on Exercise, Obligations of Company to Issue Shares, Tax Treatment.

                          (a)     Violation of Law.  Notwithstanding any other
provision hereof, the Optionee, for the Optionee and the Optionee's successors, if any, agrees that the Optionee will not be permitted to exercise the Option granted hereby, and no shares of Common Stock shall be issued to the Optionee or the Optionee's successor hereunder, if the exercise hereof or the issuance of such shares shall constitute a violation of any provision of law or regulation of any governmental authority.

                          (b)     Registration.  The Company shall not be
required to issue any Optioned Shares unless such shares are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended. If, at the time of the exercise of this Option in whole or in part, in the opinion of counsel for the Company it is necessary or desirable in order to comply with any applicable law or regulation relating to the issuance or sale of securities, the Optionee shall agree and represent that the Optionee is acquiring the Optioned Shares for investment and not with any present intention to resell the same and that the Optionee will dispose of such shares only in compliance with such laws and regulations, and the Optionee will upon the request of the Company, execute and deliver to the Company an agreement to such effect. Any certificate representing the optioned shares may bear applicable restrictive legends.

                          (c)     Withholding of Income Taxes.  The Company
shall not be required to make any payment or issue any Optioned Shares pursuant to this Option unless adequate provision had been made to satisfy the Company's obligation, if any, to withhold income tax in connection with the exercise of any Option.

                          (d)     Certain Risk Factors.  Optionee acknowledged
that the Shares must be held indefinitely unless subsequently registered under the Act or an





                                       5.

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exemption from such registration is available.  The Optionee understands that the Shares are highly speculative and that they are and shall be illiquid and without a market for the forseeable future. The Optionee acknowledged that there is no assurance of what, if any, value he or she will realize on the Option or Shares and that no representation or warranty to the contrary has been made.

                          (e)     Tax Treatment.  Optionee acknowledges that
the tax treatment of the Option, Optioned Shares, the exercise of the Option or any events or transactions with respect thereto may be dependent upon various factors or events which are not covered by this Agreement and that the Option or the exercise thereof may have serious tax consequences. The Company makes no representations with respect to and hereby disclaims all responsibility as to such tax treatment and the characterization as a qualified option (if applicable) and Optionee understands and accepts such responsibility for any tax obligations arising in connection herewith. The Company recommends to Optionee that Optionee obtain his or her own tax advice in connection with the Option and its exercise.

                 11. Restrictive Covenant and Shareholders' Agreement. As further consideration for the grant of the Option, the Optionee agrees and re-confirms that he is bound by the terms and provisions of the Proprietary Information, Non-Compete and Inventions Agreement in favor of the Company and executed by him (the "Restrictive Covenant") and agrees that upon exercise of the Option, in whole or in part, that the Optionee shall enter into and be bound by such terms and provisions of a shareholders' agreement as shall be determined by the Board. Any violation of the Restrictive Covenant at any time as determined by the Company shall cause the immediate termination of this Option without the need for advance notice.

                 12. Buy Back Provisions. Shares issued on exercise of the Option shall upon issuance be subject to the following restrictions. As used herein, "Restricted Stock" means Shares issued on exercise of the Option which are still subject to the restrictions imposed under this Section that have not yet expired or terminated.

                          (a)     Not in limitation of any other restriction
herein, Restricted Stock (or any interest therein) may not be sold, assigned, pledged or otherwise transferred or hypothecated (a "Transfer").

                          (b)     If the employment of the Optionee with the
Company or a subsidiary of the Company is terminated for any reason (including death, retirement in accordance with the Company's established retirement policies and practices, or total disability), the Company (or any Subsidiary designated by it) shall have the option for 90 days after such termination of employment to purchase for cash all or any part of his Restricted Stock for the fair market value per Share at the date of termination of employment as conclusively determined by the Company's Board of Directors (or the Committee authorized to administer the Stock Option Plan), without the need for an





                                       6.

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independent valuation or appraisal.  A purchase price per share equal to or greater than the then applicable exercise price per share of incentive stock options being granted by the Company at such time shall be deemed fair market value. The restrictions imposed under this paragraph shall apply as well to all shares or other securities issued in respect of Restricted Stock in connection with any stock split, reverse stock split, stock dividend, recapitalization, reclassification, merger, consolidation or reorganization.

                          (c)     The Optionee hereby grants the Company a
right of first refusal with regard to any Transfer of the Restricted Stock. To make any Transfer, the Optionee shall have received a bona fide written offer to Transfer (the "Offer") and shall deliver to the Company a true copy of the Offer with all material terms and conditions of such Transfer and the Company shall have 30 days from receipt of such terms to consummate such Offer (as if it was the offeror) and acquire the Restricted Stock on such terms. In the event the Company does not exercise this right, the Optionee will be free to make the Transfer only on the identical terms set forth in the Offer and within 30 days of the expiration of the Company's purchase right. If the terms of the Offer are modified or the Offer is not consummated within such time period, the Optionee must repeat the procedure set forth in this paragraph to Transfer the Restricted Stock.

                          (d)     This Section 12 shall expire and terminate
with respect to any Restricted Stock on the earliest to occur of the following:

                               (i)         The date on which shares of the same
class of stock as the Restricted Stock first become Publicly Traded.

                              (ii)         The tenth anniversary of the date
hereof.

                          (e)     Any certificates evidencing shares of
Restricted Stock may contain such legends as the Company may deem necessary or advisable to reflect and give effect to the restrictions imposed hereunder.

                 13. Successors and Assigns. This Option shall be binding upon the successors and assigns of the Company, including any corporation that succeeds to the business of the Company by merger, consolidation or acquisition of substantially all of the assets and business of the Company, and employment of the Optionee by the successor corporation shall not be deemed to interrupt continuity of employment for the purposes hereof.

                 14.      General Provisions.

                          (a)     Governing Law.  This Option will be governed
by and construed according to the laws of the State of New Jersey and any dispute hereunder will be submitted to the exclusive original jurisdiction of the Superior Courts of the State of New Jersey, Morris County, or the U.S. District Court, Newark, New Jersey.





                                       7.

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                          (b)     Severability.  It is the intention of the
Company and Optionee that the provisions of this Option shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the non-enforceability of any provisions hereof shall not render non-enforceability or impair the remainder of this Option. Accordingly, if any provisions of this Option shall be determined to be invalid or non-enforceable, either in whole or in part, this Option shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Option in order to render the same valid and enforceable to the fullest extent permissible.

                          (c)     Amendment.  This Option may only be amended,
or a right waived hereunder, in a writing signed by the parties hereto.

                          (d)     Headings.  The headings in this Option are
for convenience of reference only and are not part of the substance of this Option and references to the masculine, feminine or neuter shall apply in all cases.

                 15. Right to Employment. Nothing in this Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its subsidiaries or shall interfere in any way with the right of the Company or any of its subsidiaries to terminate the Optionee's employment at any time.

OPTIONEE HAS READ THIS AGREEMENT CAREFULLY, HAS HAD AN OPPORTUNITY TO ASK QUESTIONS REGARDING IT AND UNDERSTANDS ITS TERMS. OPTIONEE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT AND HAS BEEN ADVISED THAT THIS AGREEMENT CONTAINS SERIOUS LEGAL RIGHT AND OBLIGATIONS (INCLUDING POTENTIAL IMPORTANT TAX CONSEQUENCES) AND THAT OPTIONEE MAY HAVE HIS OWN LAWYER REVIEW THIS AGREEMENT BEFORE SIGNING.



                                       THINK SYSTEMS CORPORATION


                                       By
                                         --------------------------------


                                       ACCEPTED AND AGREED TO:


                                       By
                                         --------------------------------
                                         Optionee

Dated:
      ----------------------------



                                       8.